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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE


STAFFMARK, INC. ACQUIRES MEDICAL RECRUITERS INTERNATIONAL CANADA


FAYETTEVILLE, AR -- StaffMark, Inc. (NASDAQ/NM:STAF), a leading diversified personnel staffing company, announced today that is has expanded its business into Canada by completing the acquisition of Medical Recruiters International Canada (MRIC), a medical recruitment firm headquartered in Vancouver, British Columbia, with recruiting offices in Toronto, Ontario, and London, England. This marks StaffMark's fifth acquisition since its IPO in the Fall of 1996. MRIC, with $2 million in 1996 revenues, will be part of StaffMark's Specialty Medical Division, headed by executive vice president, Jack Maxwell, and will be accounted for as a stock purchase. The Company expects this acquisition to have a positive impact on 1997 EPS. Terms of the transaction were not disclosed.

"MRIC is consistent with our strategy to acquire clinical and specialty medical staffing firms in targeted markets," said Clete T. Brewer, president and chief executive officer of StaffMark. "MRIC is Canada's largest and most experienced medical therapist recruitment firm. The expertise and experience of MRIC president Brad Carpenter and his team will be very valuable to StaffMark as we continue to increase our position in the specialty medical field."

"MRIC specializes in the recruitment and placement of physical and occupational therapists throughout North America, the United Kingdom, and New Zealand," added Brewer. "With the addition of MRIC to StaffMark's expanding Specialty Medical Division, we expect to more than double the number of physical and occupational therapists we will place in 1997."

"As the demand for physical and occupational therapists continues to grow each year, relocating people across international borders has become increasingly important. There is a tremendous amount of synergy across international borders has become increasingly important. There is a tremendous amount of synergy associated with this acquisition as both StaffMark and MRIC have extensive experience in assisting therapists with licensing and visa coordination. In addition, we will be able to leverage off of these international recruiting offices and existing visa processes for recruitment in our Professional/IT Division."

StaffMark, Inc. is a leading provider of diversified staffing service to businesses, professional, medical niches, professional and service organizations, and governmental agencies, primarily in growth markets in the southeastern and southwestern United States. The Company has operations in Arkansas, Colorado, Georgia, missouri, North Carolina, Oklahoma, South Carolina, Tennessee, Virginia, and British Columbia.

This release contains forward-looking statements which involve risk and uncertainties with respect to growth opportunities and their impact on 1997 earnings. The Company's actual results could differ materially from the results anticipated in these forward-looking statements





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as a result of loss of existing customers, loss of key management, unexpected costs, or operational problems and those certain risk factors set forth under "Risk Factors" and elsewhere in the Company's Prospectus dated September 26, 1996, made under the Securities and Exchange Act of 1934.















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